Exhibit 99.1

AMENDMENT TO

THE 2003 LONG-TERM INCENTIVE PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

Section 11 of the Plan is hereby amended to add the phrase “Unless and to the extent limited in an Award Agreement” to the beginning of the first paragraph thereof, so that, as amended, such paragraph shall read as follows (with new language shown in bold italics):

Unless and to the extent limited in an Award Agreement, in the event of a Change in Control, as hereinafter defined, (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested, (ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) 200% of all performance shares granted in the form of shares of Common Stock or share units shall be deemed to be earned in full and fully vested, (iv) 200% of all performance shares granted in the form of share units shall be paid in cash, and (v) each Participant who holds a stock option that is not exercisable in full shall be entitled to receive at the discretion of the Committee, either a cash payment or shares of Common Stock as provided below with respect to the portion of the stock option which is not then exercisable. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the higher of the final offer price per share paid for the Common Stock or the highest Fair Market Value of the Common Stock during the 90-day period ending on the date of the Change in Control or (B) in the event the Change in Control is the result of any other occurrence, the highest Fair Market Value of the Common Stock during the 90-day period ending on the date of the Change in Control. The amount to be paid in respect of the portion of any stock option which is not exercisable shall be equal to the result of multiplying the number of shares of Common Stock covered by such portion of the stock option by the difference between (x) the per share value of Common Stock determined pursuant to the preceding sentence, or such lower price as the Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, and (y) the per share exercise price of such stock option.